Exhibit 99.1

NARA BANCORP SIGNS AN AGREEMENT TO ACQUIRE ASIANA BANK

LOS ANGELES, CA, April 25, 2003: Nara Bancorp, Inc. (Nasdaq: NARA), the parent company for Nara Bank, N.A., today announced that it has signed a non-binding letter of agreement to acquire Asiana Bank, a full service commercial bank headquartered in Sunnyvale, California.

The Board of Directors of both companies has approved the basic terms of the acquisition. Under the terms of the proposed merger, Asiana Bank would be merged into Nara Bank and Asiana’s shareholders would receive shares of Nara Bancorp valued at approximately $8 million. The parties have agreed to negotiate a mutually acceptable definitive agreement. Once a definitive agreement is reached, the acquisition will be subject to a number of conditions, including the approval of the shareholders of Asiana Bank and receipt of regulatory approvals, and will likely close in the third quarter of 2003.

Nara Bancorp’s management projects earnings accretion resulting from this acquisition to be approximately $0.02 per share for the first year.

Asiana Bank was established in 1999 and currently has two branches, which focuses mainly on commercial real estate, SBA lending, and trade finance activities. As of March 31, 2003, Asiana had approximately $43.8 million in assets, $37.7 million in deposits and $26.1 million in loans.

“Nara Bank and Asiana Bank have similar philosophies and corporate cultures as well as complementary banking operations,” said Benjamin Hong, President & CEO of Nara Bank and Nara Bancorp. “The proposed acquisition of Asiana Bank will further expand our market share and place the combined bank in a strong leadership position in northern California.”

“This merger is very symbolic for Nara Bank’s presence in northern California,” said Thomas Chung, Chairman of Nara Bancorp. “With this merger, we have formed a strong alliance with Mr. Chong Moon Lee, Chairman of Asiana Bank. Mr. Lee is a highly respected business leader in the Korean community and the United States. Nara Bancorp’s Board of Directors is expected to appoint Mr. Lee to the Board of Nara Bancorp and nominate him as Chairman upon the consummation of this merger.”

“Asiana Bank shareholders and customers will be better served by the combination of our two banks,” said Chong Moon Lee. “Under the same umbrella, we can provide unparalleled banking service to our customers and pursue our goal in building the best Korean-American bank in the country. I look forward to working with Nara Bancorp’s distinguished Board members.”

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, N.A., which was founded in 1989. Nara Bank is a full service community bank headquartered in Los Angeles with eighteen branches and offices nationwide. Nara Bank operates full service branches in California and New York with loan production offices in Seattle, Chicago, Atlanta and New Jersey and a representative office in Seoul, Korea. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest growing segments of the Asian ethnic group over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its community. Nara Bank specializes in core business banking products for small and medium-sized companies with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank call our Los Angeles office at 213-639-1700 or New York office at 212-279-2790 or visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on Nasdaq under the symbol “NARA”.

Forward-Looking Statements

This press release contains forward-looking statements concerning the proposed merger between Nara Bank and Asiana Bank that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. The merger described above may not be consummated. There are a number of conditions that must be satisfied before the merger will be consummated, such as approval of the merger by Asiana Bank shareholders and the appropriate regulatory authorities, and Nara Bank’s satisfaction of its due diligence investigation of Asiana Bank. No assurance can be given that a definitive agreement will be executed with Asiana Bank, that the proposed merger will be consummated, or, if consummated, that the merger will be on the same terms described above. In addition, uncertainties and difficulties in our markets could adversely affect the merger transaction. These factors, as well as general economic and political conditions, may in turn have a material adverse effect on the merger transaction. Neither Nara Bank nor Asiana Bank assumes any obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those reflected in the forward-looking statements.

CONTACT INFORMATION
Nara Bancorp, Inc.
Benjamin Hong, President & CEO
213-639-1700
Timothy T. Chang, Investor Relations
213 639-1700
timchang@narabank.com
J. Han Park, Public Relations
213 427-6322
hpark@narabank.com